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                                                                    EXHIBIT 99.1


                          ARTICLES OF AMENDMENT TO THE
            THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                      AUTONOMOUS TECHNOLOGIES CORPORATION

     The undersigned, Randy W. Frey, Chairman of the Board, President, and Chief Executive Officer of Autonomous Technologies Corporation, a Florida corporation (the "Corporation") hereby executes the following Amendment to the Third Amended and Restated Articles of Incorporation (the "Articles of Incorporation") of the
Corporation:

     ARTICLE I:   Name.  The name of the Corporation is Autonomous Technologies
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Corporation.

     ARTICLE II:  Amendments.  The Articles of Incorporation of the Corporation
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are hereby amended as follows:

          (a) The first paragraph of Article IV, of the Articles of Incorporation is deleted in its entirety and replaced by the following:

     "The maximum number of shares of its common stock that the Corporation is authorized to have outstanding at any one time is 25,000,000 shares, $0.01 per share par value (the "Common Stock"). The maximum number of shares of its preferred stock that the Corporation is authorized to have outstanding at any time is 1,000,000 shares, $0.01 per share par value (the "Preferred Stock"). The consideration to be paid for each share shall be fixed by the Board and may be paid in whole or in part in cash or other property, tangible or intangible, or in labor or services actually performed or to be performed for the Corporation, with a value, in the judgment of the directors, equivalent to or greater than the full value of the shares."

          (b) Article XI is deleted in its entirety and replaced by the following:

     "A majority of the shares entitled to vote, represented in person or in proxy, shall constitute a quorum at a meeting of the shareholders. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless otherwise set forth herein."

          (c) Article XIII is added, entitled "Prohibition of Written Consents Without Board of Director Approval" as follows:

     "Action to be taken by written consent in lieu of an annual or special meeting of the shareholders is prohibited unless the use of written consents is approved in advance thereof by the Board of Directors. Any amendment of this provision requires an affirmative vote of the holders of not less than two-thirds of the outstanding voting shares."
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     ARTICLE III:  These amendments to the Third Amended and Restated Articles
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of Incorporation were adopted by the Corporation on June 12, 1997, pursuant to a recommendation by the Board of Directors of the Corporation to the shareholders of the Corporation and approval by the shareholders on June 12, 1997, at the annual meeting of the shareholders. The number of votes cast for each of the amendments by the shareholders was sufficient for approval.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Third Amended and Restated Articles of Incorporation, this 24 day of June, 1997.



                              Autonomous Technologies Corporation


                              By: /s/ Randy W. Frey
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                              Randy W. Frey, Chairman of the Board,
                              President, Chief Executive Officer